Exhibit 16.1

March 9, 2018

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549 – 7561

Re: AMERICAN PATRIOT BRANDS, INC. (fka The Grilled Truck, Inc.)

Commission File Number 000-54070

Ladies and Gentlemen:

We have read Item 4.01 of AMERICAN PATRIOT BRANDS, Inc.’s Form 8-K dated February 22, 2018 and we agree with the statements made regarding our firm. We have no basis to agree or disagree with other statements contained therein.

Sincerely,

/s/ RBSM LLP